Exhibit 99.1

Cypress Energy Partners, L.P. Announces Second Quarter Results and Filing of Form 10-Q

TULSA, Oklahoma.—(BUSINESS WIRE)—August 14, 2014

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

Adjusted EBITDA – Increased 14% over Q1

Net Income – Increased 40% over Q1

Coverage Ratio – Increased 21% over Q1 to 1.09X

Cash Distribution – Increased 2.4% over MQD

Peter C. Boylan III, CELP’s chairman, president and chief executive officer stated, “We are pleased with our continued performance in our two operating segments and the 14% quarter over quarter Adjusted EBITDA growth. CELP delivered improved second quarter results bolstered by higher Water & Environmental Services segment volumes coupled with lower operating costs, offset somewhat by lower inspector headcounts in our Pipeline Inspections and Integrity Services segment as the anticipated annual project transitions slid from the first to the second quarter.”

Mr. Boylan continued, “We are also pleased with our sequential volume and revenue growth that has continued in July. We have secured several new inspection clients during the quarter that should represent some promising new growth prospects in future periods. We also continued to make progress strengthening our TIR business development team with several new hires that will enable us to continue to pursue additional organic growth opportunities.”

In conclusion, Mr. Boylan commented, “We ended the second quarter with some solid momentum and we announced our first increase in distributions per unit consistent with our long term stated objective of thoughtfully growing cash flow distributions per unit. We continue to evaluate a number of interesting acquisition opportunities including but not limited to the remaining 49.9% of TIR not currently owned by CELP. We continue to operate with a strong balance sheet and credit facility to support our growth. Underlying market dynamics are solid and overall demand for our services remains strong.”

Second Quarter:

•	Revenue of $93.7 million for the three months ended June 30, 2014.

•	Declared cash distribution of $4.7 million or $0.396844 per unit for the three months ended June 30, 2014, a 2.41% increase over the minimum quarterly distribution of $0.3875.

•	Distributable cash flow of $5.1 million for the three months ended June 30, 2014.

•	Adjusted EBITDA of $7.4 million for the three months ended June 30, 2014 (including non-controlling interests), compared to our predecessor’s Adjusted EBITDA of $2.7 million for the three months ended June 30, 2013, a 174% increase.

•	Adjusted EBITDA attributable to Cypress Energy Partners, L.P. of $5.2 million for the three months ended June 30, 2014.

•	Net income of $4.9 million for the three months ended June 30, 2014, compared to our predecessor’s net income of $1.6 million (excluding an $11.2 million non-recurring gain) for the three months ended June 30, 2013, a 206% increase.

•	Net income attributable to Cypress Energy Partners, L.P. of $3.7 million for the three months ended June 30, 2014.

•	A coverage ratio of 1.09X vs. .90X in Q1 2014.

Year To Date:

•	Revenue of $191.2 million for the six months ended June 30, 2014.

•	Distributable cash flow of $8.3 million for the period from January 21, 2014 through June 30, 2014.

•	Adjusted EBITDA of $13.9 million for the six months ended June 30, 2014 (including non-controlling interests and periods prior to the IPO), compared to our predecessor’s Adjusted EBITDA of $5.8 million for the six months ended June 30, 2013, a 140% increase.

•	Adjusted EBITDA attributable to Cypress Energy Partners, L.P. of $8.5 million for the period from January 21, 2014 through June 30, 2014.

•	Net income of $8.4 million for the six months ended June 30, 2014, compared to our predecessor’s net income of $3.8 million (excluding an $11.2 million contingent consideration reversal) for the six months ended June 30, 2013, a 121% increase.

•	Net income attributable to Cypress Energy Partners, L.P. of $5.8 million for the period from January 21, 2014 through June 30, 2014.

Highlights include:

•	We averaged 1,434 inspectors per week for the second quarter of 2014, compared to 1,303 inspectors per week for the second quarter of 2013, representing a 10% increase. We were engaged by several new customers in the second quarter of 2014 who will utilize our services on new projects.

•	We disposed 4.7 million barrels of saltwater at an average revenue per barrel of $1.27 for the second quarter of 2014, compared to disposing 4.8 million barrels of saltwater at an average revenue per barrel of $1.06 for the second quarter of 2013 despite increased competition in several locations.

•	Our leverage ratio as calculated under our credit facility is 0.79x, reflecting a strong balance sheet-with ample available cash and substantial availability.

•	Maintenance capital expenditures for the three months ended June 30, 2014 were $66 thousand reflecting the limited capital expenditures required to operate our businesses.

•	We remain focused on reviewing potential acquisition opportunities in both of our segments and other areas covered under our private letter ruling.

•	A combination of organic growth and new acquisition opportunities including any future partial or full drop down of the remaining 49.9% of Tulsa Inspection Resources, LLC (“TIR”) not currently owned by the Partnership will continue to enhance our growth in distributable cash flow.

Looking forward:

•	Our goal is a 10% annualized increase in cash distributions per unit over the long term driven by a combination of organic growth and acquisitions from unaffiliated third parties and affiliates, including potentially a drop down of the remaining 49.9% of TIR. Our 2.4% increase this quarter reflects the same and was not contemplated in our S-1 filing.

•	For the full 2014 year, we expect to spend less than an aggregate of $1.0 million on maintenance capital expenditures and expansion capital expenditures.

CELP also announced that it has filed its quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2014 with the Securities and Exchange Commission. CELP has posted a copy of the Form 10-Q on its website at www.cypressenergy.com.

CELP will host an earnings call on Thursday, August 14, 2014, at 5:00pm EST (4:00pm CST) to discuss its second quarter 2014 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): (888) 428-7458 or International Dial-In (Toll): (862) 255-5400. An archived audio replay of the call will be available on the investor section of our website at www.cypressenergy.com beginning at 5:00pm EST (4:00pm CST) on August 15, 2014.

CELP defines Adjusted EBITDA as net income, plus interest expense, depreciation and amortization expenses, income tax expenses and offering costs; less gain on reversal of contingent consideration. CELP defines Distributable Cash Flow as Adjusted EBITDA excluding cash interest paid, cash income taxes paid and maintenance capital expenditures. Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Distributable Cash Flow as a supplemental financial measure to assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry our definitions of Adjusted EBITDA and Distributable Cash Flow may not be comparable to a similarly titled measure of other companies, thereby diminishing their utility. A reconciliation of Adjusted EBITDA and Distributable Cash Flow to net income is shown below.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While CELP believes its expectations as reflected in the forward-looking statements are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a growth-oriented master limited partnership that provides saltwater disposal and other water and environmental services to U.S. onshore oil and natural gas producers and trucking companies in North Dakota and west Texas. Cypress also provides independent pipeline inspection and integrity services to producers and pipeline companies throughout the U.S. and Canada. In both of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations and reduce their operating costs. Cypress was founded by Cypress Energy Holdings, LLC, an entity controlled by the family of Charles C. Stephenson, Jr. and by Peter C. Boylan III, the Chairman, President and CEO of Cypress. Cypress is headquartered in Tulsa, Oklahoma.

CYPRESS ENERGY PARTNERS, L.P.

Unaudited Condensed Consolidated Balance Sheets

As of June 30, 2014 and December 31, 2013

(in thousands, except unit data)

	June 30,	December 31,
	2014	2013
		(Recast)
ASSETS
Current Assets:
Cash and cash equivalents	$28,935	$26,690
Trade accounts receivable, net	50,561	60,730
Deferred tax assets	162	134
Deferred offering costs	—	2,539
Prepaid expenses and other	1,343	1,458

Total current assets	81,001	91,551
Property and equipment:
Property and equipment, at cost	42,629	42,529
Less: Accumulated depreciation	5,748	3,711

Total property and equipment, net	36,881	38,818
Intangible assets, net	31,353	32,551
Goodwill	75,460	75,466
Debt issuance costs, net	2,065	2,149
Other assets	69	55

Total assets	$226,829	$240,590

LIABILITIES, PARENT NET INVESTMENT AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$2,401	$2,673
Accrued payroll and other	16,891	10,662
Income taxes payable	75	16,158

Total current liabilities	19,367	29,493
Long-term debt	70,000	75,000
Deferred tax liabilities	478	541
Asset retirement obligations	9	9

Total liabilities	89,854	105,043
Commitments and contingencies
Parent net investment attributable to controlling interests	—	130,012
Parent net investment attributable to non-controlling interests	—	719
Owners’ equity:
Partners’ capital:
Common units (5,913,000 units outstanding at June 30, 2014)	23,792	—
Subordinated units (5,913,000 units outstanding at June 30, 2014)	83,805	—
General partner	1,999	4,816
Accumulated other comprehensive loss	(78)	—

Total partners’ capital	109,518	4,816
Non-controlling interests	27,457	—

Total parent net investment and owners’ equity	136,975	135,547

Total liabilities, parent net investment and owners’ equity	$226,829	$240,590

CYPRESS ENERGY PARTNERS, L.P.

Unaudited Condensed Consolidated Statements of Income

For the Three and Six Months Ended June 30, 2014 and June 30, 2013

(in thousands, except unit and per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
		(Recast)		(Recast)
Revenues	$93,722	$9,176	$191,245	$14,513
Costs of services	81,419	5,451	167,522	7,033

Gross margin	12,303	3,725	23,723	7,480
Operating costs and expense:
General and administrative	4,967	1,073	9,921	1,699
Depreciation, amortization and accretion	1,576	975	3,137	1,874

Operating income	5,760	1,677	10,665	3,907
Other income (expense):
Interest expense, net	(772)	(53)	(1,557)	(53)
Offering costs	—	—	(446)	—
Gain on reversal of contingent consideration	—	11,250	—	11,250
Other, net	37	3	25	5

Net income before income tax expense	5,025	12,877	8,687	15,109
Income tax expense	96	53	241	53

Net income	4,929	$12,824	8,446	$15,056

Net income attributable to non-controlling interests	1,249		2,022

Net income attributable to partners	3,680		6,424
Less net income attributable to general partner	—		646

Net income attributable to limited partners	$3,680		$5,778

Net income attributable to limited partners allocated to:
Common unitholders	$1,840		$2,889
Subordinated unitholders	1,840		2,889

	$3,680		$5,778

Net income per common limited partner unit:
Basic	$0.31		$0.49
Diluted	$0.31		$0.48
Net income per subordinated limited partner unit – basic and diluted	$0.31		$0.49
Weighted average common units outstanding:
Basic	5,913,000		5,913,000
Diluted	5,955,792		5,964,974
Weighted average subordinated units outstanding – basic and diluted	5,913,000		5,913,000

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
		(Recast)		(Recast)
Net income	$4,929	$12,824	$8,446	$15,056
Add:
Interest expense	772	53	1,557	53
Depreciation, amortization and accretion	1,616	975	3,226	1,876
Offering costs	—	—	446	—
Income tax expense	96	53	241	53
Less:
Gain on reversal of contingent consideration	—	11,250	—	11,250

Adjusted EBITDA	$7,413	$2,655	$13,916	$5,788

Reconciliation of Net Income attributable to partners to Adjusted EBITDA and Distributable Cash Flow Attributable to Partners

	Three Months	January 21,
	Ended	2014 through
	June 30, 2014	June 30, 2014
Net income attributable to partners	$3,680	$5,778
Add:
Interest expense attributable to partners	212	390
Depreciation, amortization and accretion attributable to partners	1,270	2,253
Income tax expense attributable to partners	53	116

Adjusted EBITDA attributable to partners	$5,215	$8,537

Less:
Cash interest paid, cash taxes paid & maintenance capital expenditures	85	195

Distributable cash flow attributable to partners	$5,130	$8,342

Operating Data (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total barrels of saltwater disposed (in thousands)	4,730	4,799	8,740	9,363
Average revenue per barrel	$1.27	$1.06	$1.29	$1.11
Water and environmental services gross margins	68.1%	65.9%	64.1%	68.2%
Average number of inspectors (1)	1,434	1,303	1,470	1,241
Average revenue per inspector per week (1)	$4,706	$4,894	$4,735	$4,866
Pipeline inspection and integrity services gross margins (1)	9.4%	9.5%	9.2%	9.5%
Maintenance capital expenditures (in thousands)	$66	$295	$83	$590
Expansion capital expenditures (2)	—	—	302	—
Coverage ratio	1.09	N/A	1.01	N/A

(1)	Operating data for the Pipeline Inspection and Integrity Services segment for the three and six months ended June 30, 2013 is prior to our obtaining control of the TIR Entities on June 26, 2013.
(2)	Represents pre-IPO expansion capital expenditures attributable to a North Dakota facility in our Water and Environmental Services segment committed in 2013 and paid in 2014.